Exhibit 99.1

JCPENNEY ANNOUNCES SUCCESSFUL COMPLETION OF DEBT TENDER OFFER

PLANO, Texas, May 24, 2010 – J. C. Penney Company, Inc. (NYSE: JCP) (the “Company”) announced today that it and its wholly owned subsidiary, J. C. Penney Corporation, Inc. (“Corporation”), have accepted for purchase $300,000,000 principal amount of Corporation’s outstanding debt securities, which were validly tendered pursuant to the previously announced cash tender offer to purchase up to $300,000,000 aggregate principal amount of such debt securities.  The offer expired at 11:59 p.m., EDT, on May 21, 2010, and as of the expiration date, $614,108,000 principal amount of the Acceptance Priority Level 1 6.375% Senior Notes due 2036 were tendered.  Pursuant to the full terms and conditions of the offer as set forth in the Offer to Purchase, dated April 26, 2010, and the accompanying Letter of Transmittal, the Company has accepted for purchase on a pro rata basis the validly tendered debt securities in Acceptance Priority Level 1 not validly withdrawn prior to the expiration date, and debt securities in the lower priority levels were not accepted.  Any tendered debt securities not accepted will be promptly returned.

The aggregate consideration for the debt securities in Acceptance Priority Level 1 accepted for purchase, plus accrued and unpaid interest, is approximately $314 million and will be paid on May 25, 2010.  Holders of debt securities validly tendered prior to the expiration date and accepted for purchase will receive $1,040 per $1,000 principal amount of such debt securities.  Barclays Capital Inc. and J.P. Morgan Securities Inc. acted as dealer managers for the tender offer.  D.F. King & Co., Inc. acted as Information Agent and Depositary for the tender offer.

In connection with the completion of the tender offer, the Company will record approximately $20 million of premiums and fees in the second quarter of 2010.  Notwithstanding the impact of a separate $400 million bond offering, the premiums and fees associated with the tender offer will be partially offset by reduced 2010 net interest expense of approximately $3 million in the second quarter and $5 million in each of the third and fourth quarters related to the debt securities accepted for purchase.  In addition, net interest expense in 2011 will be reduced by approximately $19 million as a result of the completion of the tender offer.

For further information:

Investor Relations
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Teneka Ray; (972) 431-5026; tray4@jcpenney.com

Media Relations
Darcie Brossart or Kristin Hays; (972) 431-3400
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About JCPenney

JCPenney is one of America's leading retailers, operating 1,109 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $17.6 billion in 2009 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's approximately 150,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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